Exhibit 99.1

Behringer Harvard Opportunity REIT I, Inc. 2012 Fourth Quarter Update Frisco Square, Frisco, TX

Forward-Looking Statements This presentation contains forward-looking statements, including discussion and analysis of the financial condition of us and our subsidiaries and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this presentation. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes to future operating results. 2

Forward-Looking Statements Factors that could cause actual results to differ materially from any forward-looking statements made in the presentation include but are not limited to: market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our properties are located; the availability of cash flow from operating activities for capital expenditures; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to refinance or extend our debt as it comes due or a failure to satisfy the conditions and requirements of that debt; the need to invest additional equity in connection with debt financings as a result of reduced asset values and requirements to reduce overall leverage; future increases in interest rates; our ability to raise capital in the future by issuing additional equity or debt securities, selling our assets or otherwise; our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates; impairment charges; conflicts of interest arising out of our relationships with our advisor and its affiliates; unfavorable changes in laws or regulations impacting our business or our assets; and factors that could affect our ability to qualify as a real estate investment trust. The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. 3

Agenda Economic Overview Noteworthy Events Financial Review Portfolio Updates Questions Northborough Tower, Houston, TX 4

We maintain our cautious outlook. Concerned by weak GDP and high unemployment. International Monetary Fund expects European output to shrink in 2013. Followed by slow recovery in 2014. Influences on demand for, and valuations of, opportunistic assets: Economic conditions and outlook. State of capital markets. Health of banking sector. Economic Overview Las Colinas Commons, Irving, TX 5

Noteworthy Items The Lodge & Spa at Cordillera, Edwards, CO Frisco Square emerged from Chapter 11 Bankruptcy on December 27, 2012 Restructured debt. Better cost structure. Installed new hotel management at Chase Park Plaza Rio Salado under contract for sale for $9.3 million Expect to close in Q2 2013. 6

SOLD
12600 Whitewater


SOLD
GrandMarc at the Corner


SOLD
2603 Augusta


SOLD
Crossroads


SOLD
GrandMarc at Westberry Place


SOLD
Regency Center


SOLD
Santa Clara Tech Center


SOLD
Tanglewood at Voss


SOLD
5000 South Bowen


SOLD
Bent Tree Green


Marketing
Becket House


Under Contract
Rio Salado Business Center


Frisco Square


Chase Park Plaza Hotel


Northpoint Central


Central European Portfolio


Royal Island


Northborough Tower


The Lodge & Spa at Cordillera


Las Colinas Commons


Alexan Black Mountain

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

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© 2013 Behringer Harvard

Financial Review Debt reduction Improved cash position Expected uses of cash Reinvest in our existing portfolio to stabilize assets Lower REIT’s overall indebtedness Chase Park Plaza, St. Louis, MO (in millions) Dec. 31, 2012 Dec. 31, 2011 Cash and cash equivalents $34.8 $13.5 Restricted cash 5.8 8.0 Total $40.6 $21.5 (in millions) Dec. 31, 2012 Dec. 31, 2011 Total debt obligations $165.7 $267.4 Total liabilities $192.9 $301.2 8

Schedule of Debt Maturities Through Q4 2013 (As of December 31, 2012, in millions) Debt Maturities Property Current Loan Amount Maturity Date Current Status Central Europe (2 loans) $24.7 (€18.7) 11/30/12 The Irish Resolution Bank Corporation (IRBC) loans matured. Currently undocumented forbearance. Becket House $25.4 12/31/12 Marketing for short sale with no proceeds to the REIT Central Europe (7 loans) $24.4 (€18.4) 3/31/13-12/31/13 Currently working on extensions and refinancings Total $74.5 9

Frisco Square Frisco (Dallas), Texas Good leasing activity. Office space has been leased to mid-90% range; additional lease being drafted that would increase it above that. Retail plan: Enhance rent roll with better-credit tenants. Lifestyle and entertainment focus. New leases with two popular Dallas-area restaurants. Potential opportunities for hotel, build-to-suit commercial office building, and small “spec” office buildings. Multifamily asking rents increased nearly 13% in the 10 months from April 2012 to February 2013. Frisco Square, Frisco, TX 10

Chase Park Plaza St. Louis, Missouri Hotel Changed property management to Pyramid Hotel Group effective February 19, 2013. Condominiums 17 residences sold in 2012 for $10.2 million; 1 sold in 2013. 3 condos remain, valued at approximately $6.4 million. Chase Park Plaza, St. Louis, MO 11

Central Europe Portfolio Czech Republic, Slovakia, Poland and Hungary Unsettled economic environment, capital market conditions, and real estate fundamentals in Europe. Debt markets remain challenging. Starting to see some vacancies in portfolio properties. Central Europe Portfolio 12

Royal Island Commonwealth of the Bahamas Pursuing third-party capital for recapitalization and restart of development. We envision: No additional capital contributions by Company. Company retains promoted interest. Royal Island, Bahamas 13

 Texas Office Properties Houston/Dallas, Texas Northpoint Houston, Texas Two leases in September 2012 - renewal; expansion. Renewed the only tenant with a 2013 expiration. Well-leased. Las Colinas Commons Irving (Dallas), Texas Green Tree acquired Met Life business unit, our largest tenant. In discussions with Green Tree to renew lease for 5-year term. Northborough Tower Houston, Texas Single-tenant. Lease expires in 2018. 14

Strategy Review Maximize liquidity for operating needs and reinvestment in existing portfolio assets Re-tenant and reposition our existing properties Refinance and extend debt maturities Sell assets in an orderly manner as quickly as possible Some development projects likely to remain in portfolio for a few more years to increase ultimate value Northpoint Central, Houston, TX 15